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                                                                    EXHIBIT 99.2


COMPANY CONTACT:                        MEDIA AND INVESTOR RELATIONS CONTACT:
---------------------------             -------------------------------------
Ed Johnson, President & CEO             Financial Marketing Resources
(888) 448-1848                          (800) 995-4410 or (714) 622-6050


For immediate release


                  OPTIMUMCARE ANNOUNCES STOCK BUYBACK PROGRAM;
                    PLANS TO REPURCHASE UP TO 500,000 SHARES

Laguna Niguel, CA, March 23, 1998 -- OptimumCare Corporation (OTC:BB- OPMC) today announced a stock buyback program, and said it would repurchase up to 500,000 shares in the open market at prevailing prices over the next 12 months, commencing on or after April 1, 1998.

     "Our Board of Directors approved this buyback program because the fundamentals of our company are far stronger than the current range at which our stock's being traded," said Edward A. Johnson, OptimumCare's president and CEO.

     "We clearly believe that OptimumCare has an outstanding future, and is a buy at current trading prices" the CEO said. "This action underscored that belief."

     The company reported last week that it would take a writeoff of approximately $700,000 in the fourth quarter of 1997, principally to cover charges related to ending its alliance with Galaxy Health Care.

     "Our fourth quarter and full year 1997 results, while still being profitable, will reflect a charge of approximately five to seven cents per share to cover year-end writeoffs," Johnson said. He also pointed out that pending reimbursement from Galaxy Health Care, results for the 1998 first quarter will produce only a modest profit. He indicated when, and if, the secured funds are reimbursed they will be treated as income.

     Created in 1987 to respond to opportunities presented by increasing utilization of behavioral health services, OptimumCare Corporation provides a wide range of inpatient and outpatient behavioral health services through a network of affiliated hospitals, medical centers and community health centers.

Certain of the statements made herein constitute forward looking statements that involve risks and uncertainties, including the risks associated with plans, the effects of changing economic and competitive conditions, government regulation which may affect facilities, licensing, healthcare reform which may affect payment amounts and timing, availability of sufficient working capital, program development efforts and timing, and market acceptance of new programs which may affect future sales growth and/or costs of operations. Additional information may be obtained by reviewing the company's reports filed from time to time with the SEC.



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